                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                     (in thousands except for share data)
                     ------------------------------------


                                                  FIRST QUARTER ENDED
                                                  -------------------
                                                  OCT. 30,   OCT. 31,
                                                    1994       1993
                                                  ---------  --------

Net income from continuing operations              $ 1,370   $ 5,761

Income from discontinued operations,
  net of taxes                                         497       302
                                                   -------   -------

Net income applicable to primary
  earnings per common share                        $ 1,867   $ 6,063
                                                   =======   =======

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period                 18,051    18,004

    Net effect of common stock equivalents
      (principally stock options and rights)            87         -
                                                   -------   -------

Total common stock and common stock
  equivalents                                       18,138    18,004
                                                   =======   =======

Net income per average share of common stock:

Net income from continuing operations              $  0.08   $  0.32

 Income from discontinued operations,
   net of taxes                                       0.02      0.02
                                                   -------   -------

Primary net income per share                       $  0.10   $  0.34
                                                   =======   =======


                                                                    EXHIBIT 11.1